CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated July 16, 2013, relating to the financial statements and financial highlights which appear in the May 31, 2013 Annual Report to Shareholders of T. Rowe Price Short-Term Bond Fund and T. Rowe Price Ultra Short-Term Bond Fund (comprising T. Rowe Price Short-Term Bond Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Report of Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 24, 2013